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Exhibit 8.1

[Kaye Scholer LLP Letterhead]

February 9, 2004

Celestica Inc.
1150 Eglinton Avenue East
Toronto, Ontario
Canada M3C 1H7

Re:	Merger among Celestica Inc., MSL Acquisition Sub Inc. and Manufacturers' Services Limited

Ladies and Gentlemen:

        We are acting as counsel for Celestica Inc., a corporation organized under the laws of the Province of Ontario, Canada ("Parent"), in connection with the preparation and execution of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 14, 2003, by and among Parent, MSL Acquisition Sub Inc., a Delaware corporation and wholly owned first-tier subsidiary of Parent ("Merger Sub"), and Manufacturers' Services Limited, a Delaware corporation ("Company"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement.

        In this capacity, we have participated in the preparation of a registration statement on Form F-4 filed pursuant to the Securities Act of 1933, including the Proxy Statement/Prospectus of Parent and Company, dated February 9, 2004 (the "Proxy Statement").

        Pursuant to the Merger Agreement, Company will merge with and into Merger Sub (the "Merger"), the separate corporate existence of Company will cease and Merger Sub will continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

        You have requested our opinion regarding the material U.S. federal income tax consequences of the Merger and the ownership of Parent subordinate voting shares to "U.S. Holders" (as such term is defined in the Proxy Statement in the section entitled "THE MERGER — Material United States Federal Income Tax Consequences"). This opinion is being delivered to you in response to such request and pursuant to Section 5.12(a) of the Merger Agreement.

        In delivering this opinion, we have reviewed and relied as to factual matters upon the facts, statements, descriptions and representations set forth in the Merger Agreement (including the Schedules and Exhibits thereto), the Proxy Statement and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied as to factual matters, with your consent, and consistent with Section 5.12(a) of the Merger Agreement, upon the certifications of officers of Parent and Merger Sub and officers of Company, respectively, dated February 9, 2004 (the "Officers' Tax Certificates"), which have been delivered to us for purposes of this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. Moreover, you have advised us that the Board of Directors of Parent believes that the Merger is consistent with Parent's objectives and strategies to gain access to new markets, technologies and products in order to maintain its competitive position and that the Merger will create a stronger company, both from a financial and an operational viewpoint.

        We have also assumed that shareholders hold their shares of Company common stock, Company preferred stock and Parent subordinate voting shares as capital assets within the meaning of Section 1221 of the Code.

        In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

  1.
  Any statement made in any of the documents referred to herein as being "to the best of the knowledge" of, or "the expectation" of, any person or party, or similarly qualified, is correct without such qualification; and

  2.
  All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, correct and complete in all material respects and, as of the Effective Time, will be true, correct and complete and no actions have been (or will be) taken which are inconsistent with such representations.

        Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

  1.
  If the Merger is consummated in accordance with the Merger Agreement and the statements set forth in the Officers' Tax Certificates are true, correct and complete as of the date hereof and at the Effective Time, then, for U.S. federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  2.
  For United States federal income tax purposes, a U.S. Holder of Parent subordinate voting shares:

  (a)
  will be required to include in gross income as dividend income the amount of any distributions (including constructive distributions) paid on the Parent subordinate voting shares (including any foreign taxes withheld from the amount received) on the date such distribution is includable in the income of a holder to the extent such distributions are paid out of Parent's current or accumulated earnings and profits as determined for United States federal income tax purposes; and

  (b)
  will, unless a nonrecognition provision applies, recognize taxable gain or loss on any sale, exchange or other disposition of Parent subordinate voting shares in an amount equal to the difference between the United States dollar value of the amount realized on such sale, exchange or other disposition and such holder's adjusted tax basis, determined in United States dollars, in such shares.

        This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, Treasury regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

        This opinion addresses only the material United States federal income tax aspects of the merger and the ownership of Parent subordinate voting shares to U.S. Holders, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). Without limiting the generality of the foregoing, we express no opinion regarding the tax consequences of the Merger and the ownership of Parent subordinate voting shares: (i) to shareholders of Company that are subject to special tax rules, as described in the Proxy Statement in the section entitled "THE MERGER — Material United States Federal Income Tax Consequences," (ii) arising in connection with the ownership of options or warrants for Company stock, and (iii) in relation to the survival or availability of the tax attributes and elections of Company.

        No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied are not true, correct and complete at all relevant times. In the event any one of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion is being delivered to you for the purpose of inclusion as an exhibit to the registration statement on Form F-4 to which the Proxy Statement is a part. We consent to the filing of this opinion as an exhibit to the registration statement on Form F-4 to which the Proxy Statement is a part and to the use of our name under the heading "THE MERGER — Material United States Federal Income Tax Consequences" in the Proxy Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or that this consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ KAYE SCHOLER LLP

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